Exhibit 99.2

FOR IMMEDIATE RELEASE:

YRC WORLDWIDE NAMES NEW BOARD MEMBERS; MICHAEL T. BYRNES AND MARK A. SCHULZ JOIN BOARD OF DIRECTORS EXPANDING FOCUS ON INTERNATIONAL STRATEGY

OVERLAND PARK, Kan., October 25, 2007 – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that Michael T. Byrnes and Mark A. Schulz have joined YRC Worldwide’s Board of Directors.

Byrnes, 61, has more than two decades of direct experience in China. Until his retirement at the end of 2005, he served as President, Tyco International China. Prior to Tyco, Byrnes was Vice President China Operations for Rockwell Automation where his responsibilities included establishing Rockwell’s Research and Development center, manufacturing facilities, a logistics center and the International Procurement office in Shanghai. Since January 2006, Byrnes has served as a U.S. based Senior Advisor with Yuan Associates, a professional government affairs consulting firm located in Beijing, People’s Republic of China.

Byrnes is a United States Army Retired Brigadier General and has served as the U.S. Defense Attaché, U.S. Embassy in Beijing and Ulaanbaatar and as the Military Attaché, U.S. Consulate Hong Kong.

Byrnes is fluent in Mandarin Chinese. He holds a Master of Arts degree in strategy and operations from the Navy War College and a Master of Arts degree in Asian studies/international relations from the University of New Hampshire. He received his undergraduate degree in history from Providence College.

Schulz, 55, recently retired after spending 32 years at Ford Motor Company most recently as Executive Vice President and President International Operations where he oversaw the company’s activities for the Ford brand internationally (Asia Pacific, Europe and Africa) and the company’s other brands globally: Volvo, Jaguar, Land Rover, Aston Martin and Mazda. Under his leadership, Ford significantly broadened its presence and market penetration in China, India and other emerging markets. His widely acknowledged negotiating and diplomatic skills were frequently credited with removing obstacles and facilitating Ford’s ability to expand its operations around the world.

Schulz holds a Master of Science degree in industrial management from MIT, where he was a Sloan Fellow. He also holds a Master of Science degree in engineering from the University of Michigan, a Master of Science degree in economics from the University of Detroit and a Bachelor of Science degree in mechanical engineering from Valparaiso University.

“We are pleased to welcome Michael and Mark as the newest members of our board of directors. They both bring valuable leadership experiences and international acumen to the Board, to our company and to our shareholders,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “This is an exciting time in YRC Worldwide’s transformation and as we continue our strategy of growth, particularly in China, we are confident that our position as an industry leader will be strengthened by the guidance and perspective from Michael and Mark.”

Byrnes will fill the vacant director position left when John Fiedler retired from the board last August. Pursuant to the company’s Bylaws, the Board has also increased the number of directors from nine to ten. Schulz will fill the new director position that this increase creates. Each of these director positions has a term that expires at the company’s next annual meeting of stockholders, when all directors are up for election.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com